Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

June 29, 2016 and the Prospectus dated August 31, 2015

Registration No. 333-206678

3.200% Senior Notes due 2021

Issuer:	General Motors Financial Company, Inc.

Guarantor:	AmeriCredit Financial Services, Inc.

Trade Date:	June 29, 2016

Settlement Date:	July 5, 2016 (T+3)

Form of Offering:	SEC Registered (Registration No. 333-206678)

Aggregate Principal Amount:	$2,000,000,000

Final Maturity Date:	July 6, 2021

Public Offering Price:	99.817%, plus accrued and unpaid interest, if any, from July 5, 2016

Benchmark Treasury:	1.125% due June 30, 2021

Benchmark Treasury Yield:	1.040%

Spread to Benchmark Treasury:	T+220 bps

Coupon:	3.200%

Yield to Maturity:	3.240%

Interest Payment Dates:	January 6 and July 6, commencing on January 6, 2017

Day Count Convention:	30 / 360

Optional Redemption:

Make-whole call at T+35 bps prior to June 6, 2021 (the date that is one month prior to the final maturity date)

Par call on or after June 6, 2021 (the date that is one month prior to the final maturity date)

CUSIP / ISIN:	37045X BM7 / US37045XBM74

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Commerz Markets LLC Morgan Stanley & Co. LLC TD Securities (USA) LLC

Co-Managers:	BNY Mellon Capital Markets, LLC CIBC World Markets Corp. Itau BBA USA Securities, Inc. Guzman & Company The Williams Capital Group, L.P.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (888) 603-5847, email: barclaysprospectus@broadridge.com; Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY 10013, Attention: General Counsel, telephone: (800) 831-9146, facsimile number: (646) 291-1469; Commerz Markets LLC, Attention: Syndicate Desk, 225 Liberty Street, New York, NY 10281, telephone: (212) 895-1909; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, New York, NY 10014, telephone: (866) 718-1649, email: prospectus@morganstanley.com; and TD Securities (USA) LLC, 31 West 52nd St., New York, NY 10019, telephone: (855) 495-9846, Attention: Debt Capital Markets Syndicate.

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